Exhibit 10.5
SUMMARY OF
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM OF RXO, INC.
The material terms of the non-employee director compensation program (the “Program”) of RXO, Inc. (the “Company”) are summarized below.
The purpose of the Program is to enable ongoing attraction and retention of highly qualified directors and to address the time, effort, expertise and accountability required of active board membership. The Program will become effective on the separation of the Company from XPO Logistics, Inc. pursuant to which the Company becomes a separate publicly traded company. Following the separation, the Program will be subject to the review and approval of the board of directors of the Company or a committee thereof.
The annual compensation provided pursuant to the Program will consist of the following: (i) an annual cash retainer of $80,000, payable quarterly in arrears, and (ii) an annual grant of time-based restricted stock units with a target value of $190,000, which will generally be granted on the first business day of the calendar year (starting with calendar year 2023) and vest on the later of the first anniversary of grant or the first business day of the following calendar year, subject to continued service on the Company board of directors on the vesting date. It is expected that the number of shares of common stock subject to each award will be determined by dividing $190,000 by the average of the closing prices of the common stock on the ten trading days immediately preceding the grant date.
The vice chair of the Company board of directors will receive an additional annual cash retainer of $25,000, payable quarterly in arrears. The lead independent director also will receive an additional $25,000 annual cash retainer, payable quarterly in arrears. The chairperson of each of the Company board’s Audit Committee, Compensation Committee, and Nominating, Corporate Governance and Sustainability Committee will receive an additional cash retainer of $25,000, $20,000 and $20,000, respectively, payable quarterly in arrears.
No other fees will be paid to directors for their attendance at or participation in meetings of the Company board of directors or its committees. The Company will reimburse directors for expenses incurred in the performance of their duties, including reimbursement for air travel and hotel expenses.